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EXHIBIT 5.1

                         (Richardson & Patel Letterhead)

                                 August 10, 2005

netGuru, Inc.
22700 Savi Ranch Parkway
Yorba Linda, California 92887

         Re:      Registration Statement on Form S-3
                  (Registration Statement No. 333-124920)
                  Covering 5,972,865 Shares of Common Stock
                  -----------------------------------------

Ladies and Gentlemen:

         We have acted as counsel for netGuru, Inc., a Delaware corporation ("netGuru"), in connection with the preparation of Amendment No. 2 to a registration statement on Form S-3 (the "Registration Statement") being filed by netGuru with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the public resale by certain selling security holders (collectively, the "Selling Shareholders") of up to 5,972,865 shares of netGuru common stock, par value $0.01 per share ("Shares"), of which (i) 3,845,078 Shares are being registered for the first time on this Registration Statement, and (ii) 2,127,787 Shares were previously registered on the registration statement on Form S-3, No. 333-112181. The current Registration Statement was originally filed on May 13, 2005 and amended on July 21, 2005 and on or about August 11, 2005.

         In connection with rendering the opinion as set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) netGuru's Certificate of Incorporation, as amended; (c) netGuru's Bylaws; (d) certain records of netGuru's corporate proceedings as reflected in its minute books; and
(e) such statutes, records and other documents as we have deemed relevant. We have also obtained from an officer of the netGuru a certificate as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificate without independent investigation.

         We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the original documents of all documents submitted to us as copies. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

         Based upon the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares that are presently outstanding have been duly authorized, validly issued, fully paid and non-assessable and (ii) the Shares to be sold by the Selling Shareholders upon conversion of the promissory notes and the exercise of the warrants and options, in accordance with the resolutions adopted by the Board of Directors of netGuru, upon the payment of due consideration and in accordance with the terms of the applicable agreements and charter documents of netGuru, will be upon issuance validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act, or the General Rules and Regulations of the Commission.

                                        Very truly yours,

                                        /S/ RICHARDSON & PATEL LLP